Deutsche Bank

Registration Statement No. 333-162195
Dated January 4, 2011; Rule 433
Page 1

Global Markets

5 YEAR FIXED RATE NOTES DUE 2016
GLOBAL NOTES, SERIES A

Terms and Conditions *Tuesday, January 04, 2011*

Final Terms of the Notes

Issuer	:	Deutsche Bank AG (London Branch)
Issuer Rating	:	A+ (S&P), Aa3 (Moody's), AA- (Fitch)
Form of Debt	:	Senior, unsecured
Lead Manager	:	Deutsche Bank Securities
Nominal Amount	:	USD 1,000,000,000
Trade Date	:	4 January 2011
Issue Date	:	11 January 2011
Maturity Date	:	11 January 2016
Coupon	:	3.25%
Spread to Benchmark	:	130bps
Benchmark	:	UST 2.125% December 2015
Reoffer Price	:	99.908%
Reoffer Yield	:	3.27%
Day Count Basis	:	30/360, unadjusted following
Payment Dates	:	Semi-annual payable 11 July and 11 January
Early Termination	:	None
Redemption	:	100.00 %
Business Days	:	New York
Listing	:	None
Denominations	:	USD 1,000
ISIN	:	US2515A14E85
CUSIP	:	2515A1 4E 8
Co-leads	:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, TD Securities (USA) LLC, BNS Scotia Capital (USA) Inc., Fifth Third Securities, Inc., BB&T Capital Markets, a division of Scott & Stringfellow, LLC, U.S. Bancorp Investments, Inc., KeyBanc Capital Markets Inc., Mizuho Securities USA Inc., SMBC Nikko Capital Markets Limited, Loop Capital Markets LLC, Samuel Ramirez & Company, Inc., Lloyds TSB Bank plc, DZ Financial Markets LLC, RBC Capital Markets, LLC, Credit Suisse Securities (USA) LLC, nabSecurities LLC
Settlement	:	DTC and Euroclear/Clearstream
Calculation Agent	:	Deutsche Bank AG, London
Documentation	:	SEC Registered

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1(800) 503-4611.

Registration Statement No. 333-162195
                                                 Dated January 4, 2011; Rule 433
                                                                          Page 2

5 YEAR FIXED RATE NOTES DUE 2016
GLOBAL NOTES, SERIES A

Terms and Conditions Tuesday, January 04, 2011

[] Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

[] Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2
xpdfy.pdf

SMBC Nikko Capital Markets Limited is not a U.S. registered broker-dealer and, therefore, intends to participate in the Global offering outside of the United
States and, to the extent that the offering is within the United States, as facilitated by an affiliated U.S. registered broker-dealer, SMBC Nikko
Securities America, Inc. ("SMBC Nikko-SI"), as permitted under applicable law.
To that end, SMBC Nikko Capital Markets Limited and SMBC Nikko-SI have entered into an agreement pursuant to which SMBC Nikko-SI provides certain advisory and/or other services with respect to this offering. In return for the provision of such services by SMBC Nikko-SI, SMBC Nikko Capital Markets Limited
will pay to SMBC Nikko-SI a mutually agreed-fee.

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1(800) 503-4611.